Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended, and the Danaher Corporation 2007 Stock Incentive Plan, of our report dated February 21, 2007, with respect to the consolidated financial statements of Danaher Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Danaher Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Danaher Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

July 13, 2007